Exhibit 10.12

November 1, 2010

Thomas Taira

Via email

Dear Thomas:

I am pleased to offer you a position with Zag.com Inc. (the “Company”), as Chief Product Officer. In this capacity you will report directly to Steve Hansen.

If you decide to join us, you will be paid a base salary at a rate of $250,000 per year, less deductions and withholding required by law, on the same payroll schedule as our other employees (currently semi-monthly). In addition, you will be eligible for an annual performance bonus of up to $125,000 pro-rated for 2010 (less deductions and withholdings required by law) in accordance with the Company’s then-existing policies. Thereafter, any bonus will be awarded, at the discretion of the Company, based on your performance and the performance of the Company, and your ability to meet defined, published, Board-approved goals and milestones, as determined by the Board and the Company CEO. The bonus will not be deemed earned by you unless and until it is awarded in the discretion of the Company. Once a bonus is awarded to you, it will be paid, less applicable taxes, as soon as practical thereafter, but in all events no later than March 15th of the year following the year in which it was earned. Any such bonus is intended to be exempt from Section 409(A) of the Internal Revenue Code and any regulations or guidance thereunder, and any ambiguities will be interpreted to be so exempt or to comply.

Furthermore, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors (the “Board”) following your start date that the Company grant you an option to purchase 130,000 shares of the Company’s Common Stock. Such stock option grant shall be at a price per share equal to the fair market value per share of the Common Stock on the date of grant as determined by the Board.

Beginning with the 91st day of your employment with the Company, the shares subject to your initial option grant shall vest monthly over 48 months in equal monthly amounts subject to your continuing eligibility and employment with the Company. Any additional performance grant shall also vest monthly over 48 months beginning on the date of grant subject to your continuing eligibility and employment with the Company. All option grants shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time of vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company will issue 150,000 options to purchase shares of TrueCar common stock which

525 Broadway, Third Floor / Santa Monica, CA 90401 / T (800) 584-5000 / F (800-584-5004 info@zag.com will fully vest upon the Company achieving $100 million revenue or $20 million EBITDA run rate (on a rolling six months basis) by December 31, 2013.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specific period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

During your employment with the Company, you will be eligible to participate in the benefits plans maintained by the Company for the benefit of its employees, under the terms and conditions of those plans, so long as they remain generally applicable to the Company’s employees. You will be provided with additional information about those benefits when you begin employment. You will also be asked to abide by the Company’s personnel policies and procedures, which may be amended from time to time. A copy of our policies and procedures will be provided to you when you begin your employment. If you would like further information about any of our benefits and/or review the Company’s personnel policies and procedure sooner, please contact Marla Hunter at (800) 200-2000 Ext. 841. The Company reserves the right to modify salaries and modify or terminate its benefit plans and programs in its discretion.

Pursuant to the Immigration Reform and Control Act, the Company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form 1-9 within three days of your start date or our employment relationship with you may be terminated. Information about what you will need to bring to work with you to complete this form will be provided to you once you sign and return this offer letter.

You must also sign the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and return it as a condition to beginning your employment with the Company. This Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the

Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

It would be desirable if you could start on Monday, November 1, 2010. Although should you find this inconvenient, please contact me so that we can arrange some other mutually agreeable date.

If you wish to accept this offer, please sign in the space provided below and return the signed original of this letter (a duplicate original is enclosed for your records) and the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement by mail with a copy by fax (fax: (323) 843-9961) to the attention of Marla Hunter. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO and you.

This offer will expire at the close of business on Monday, November 1 2010, if we have not received your signed offer letter and At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement by then.

We are excited that you are interested in joining the team. I look forward to hearing from shortly.

Sincerely,

/s/ Marla Hunter
Marla Hunter
Vice President, People

Agreed to and accepted:

Signature:	/s/ Thomas Taira
Printed Name: Thomas Taira

Date:	11-1-10

Enclosures

At-Will Employment, Confidential Information, Invention Assignment and Arbitration, Agreement